Exhibit 99.3

NEWS RELEASE

NOBLE ENERGY INCREASES PROVED RESERVES 37 PERCENT TO TOTAL NEARLY 2 BBOE
HOUSTON (February 20, 2018) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or the “Company”) today announced total proved reserves of 1.965 billion barrels of oil equivalent as of December 31, 2017, a net increase of 528 million barrels of oil equivalent (MMBoe) versus year-end 2016. Organic reserve additions, comprised of extensions, discoveries and performance and price revisions, totaled 871 MMBoe and were added at a cost of approximately $2.90 per barrel of oil equivalent (BOE). These additions represent approximately 6.3 times 2017 production. The value of future after-tax net cash flows from the Company’s proved reserves, according to U.S. Securities and Exchange Commission price guidelines and discounted at 10 percent, increased to more than $11 billion, up nearly 100 percent from 2016.

Gary W. Willingham, Noble Energy’s Executive Vice President, Operations, commented, “We had an exceptionally strong year for reserves growth in 2017 with an organic replacement ratio(1) of approximately 625 percent and extremely low finding and development costs. Sanctioning and commencing development of the Leviathan project was a major accomplishment in 2017. Our reserve bookings reflect positive performance improvements in all three U.S. onshore business units. Our reserve life has increased to more than 10 years in the onshore business and to over 14 years for the total company, providing a strong visibility of long-term value growth.”

Changes in the Company’s proved reserves are summarized below:

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Proved Reserves (MMBoe)	United States	Israel	West Africa	Total
Beginning as of December 31, 2016	976	334	127	1,437
Revisions of previous estimates	56	49	-	105
Price-related revisions	26	-	4	30
Extensions, discoveries and other additions	185	551	-	736
Acquisitions	57	-	-	57
Divestitures	(261)	-	-	(261)
Production	(99)	(17)	(23)	(139)
Proved reserves as of December 31, 2017	940	917	108	1,965

The composition of reserves was approximately 35 percent liquids, 50 percent international natural gas and 15 percent U.S. natural gas. Proved developed reserves totaled 868 MMBoe, an increase of nearly 15 percent from the end of 2016, excluding Marcellus Shale reserves which were divested in 2017.

In the Company’s U.S. onshore business, organic reserve additions and revisions excluding acquisitions, totaled 265 MMBoe. U.S. onshore reserve replacement(1) was approximately 300 percent at a cost of approximately $7.00 per BOE. The composition of U.S. onshore reserves was approximately two-thirds liquids in 2017, up from 50 percent at the end of 2016.

The Company’s onshore reserve additions were primarily driven by activity and performance in the DJ Basin and Delaware Basin. Reserve replacement(1) in the DJ Basin and Delaware Basin was approximately 285 percent and 1,135 percent, respectively. Improved well performance drove DJ Basin reserve additions and revisions of 146 MMBoe, before the removal of 31 MMBoe associated with legacy vertical wells. Excluding acquisitions, reserve additions and revisions totaled 108 MMBoe in the Delaware Basin driven by the pace of development and enhanced completion results.

The Company also added 57 MMBoe to its Delaware Basin reserves primarily through the acquisition of Clayton Williams Energy in 2017. Several non-core asset sales were completed in 2017, including the divestment of the Marcellus upstream assets, non-core acreage in the DJ Basin and various mineral interests, resulting in a total reduction of 261 MMBoe.

In the Company’s Israel business, 3.3 trillion cubic feet of natural gas reserves were added as a result of the sanction of the Company’s world-class Leviathan project. An additional 292 billion cubic feet of natural gas reserves was added from performance revisions at the Tamar field.

The 2017 price deck for calculating proved reserves, before adjusting for differentials, was $51.34 per barrel of WTI crude oil and $2.98 per million British thermal unit of Henry Hub natural gas. Total development and exploration costs incurred for upstream oil and gas activities, excluding acquisitions, was approximately $2.5 billion for full-year 2017.

(1)	Calculated as extensions, discoveries, and performance and price revisions divided by production.

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets. Founded more than 85 years ago, the Company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com

Lauren Brown
(281) 872-3208
Lauren.Brown@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

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